Exhibit 99.1


                                               Contact: Kurt Ruecke 734-354-4020

              Metaldyne and DaimlerChrysler Close on Joint Venture
                       at New Castle Machining and Forge

Plymouth, Mich. - Metaldyne Corporation and DaimlerChrysler Corporation have closed on a transaction to operate the Chrysler Group's New Castle (Indiana) Machining and Forge facility as a joint venture. The joint venture will be known as NC-M Chassis Systems, LLC. Metaldyne, which will oversee daily operations, will hold 40 percent of common stock, while the Chrysler Group will hold 60 percent of common stock.


"We have officially closed on the joint venture that was announced on December 9, 2002 for Metaldyne to operate the Chrysler Group's New Castle facility," said Thomas A. Amato, Metaldyne's vice president of corporate development. "We are pleased to complete this transaction, and we look forward to working with DaimlerChrysler and the UAW to position the New Castle facility as the recognized leader in the integration of chassis systems for our global automotive OEM and Tier One customers."


The New Castle Machining and Forge plant manufactures suspension and powertrain components for Chrysler, Jeep(R), and Dodge vehicles, and employs approximately 1,300 people. The plant operates in a 1.1 million-square-foot facility, and will complete a 500,000 square-foot facility in 2003 where new components for the Chrysler Group will be produced.


Employees at the facility are represented by the United Auto Workers Local #371, the International Association of Machinists Lodge D.S. 120 and the Security Police Fire Professionals of America Local #133. Current employees will continue to be Chrysler Group employees, and systems support and control processes will remain unchanged.




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About Metaldyne

Metaldyne is a leading global designer and supplier of metal-based components, assemblies and modules for transportation-related powertrain and chassis applications including engine, transmission/transfer case, wheel-end and suspension, axle and driveline, and noise and vibration control products to the motor vehicle industry. The company serves the automotive segment through its Chassis, Driveline & Transmission, and Engine Group.
Headquartered in Plymouth, Mich., Metaldyne's annual revenues exceed $1.4 billion. The company employs nearly 8,500 employees at over 50 facilities in 11 countries.

For more information, please visit http://www.metaldyne.com.





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